LEMAITRE VASCULAR APPOINTS RUSSELL D. HAYS TO ITS BOARD OF DIRECTORS

Burlington, MA -- 12/17/2007 -- LeMaitre Vascular, Inc. (NASDAQ: LMAT - News) (the "Company") today announced that Russell D. Hays has been appointed to its Board of Directors, effective as of January 1, 2008. Mr. Hays will serve as a Class II director, standing for election at the next annual meeting of the Company's shareholders, and will also serve as Chair of the Company's Nominating and Corporate Governance Committee and as a member of its Audit Committee.

Russell D. Hays most recently served as the President, CEO, and Chairman of Biosource International, Inc., a leading provider of biomedical research tools that was acquired by Invitrogen Corporation in October 2005. Prior to his work at Biosource, Mr. Hays served as President and CEO of NEN Life Sciences, Inc., a major supplier of reagent systems for the genomics industry. Mr. Hays also previously served as the President and CEO of ReSound Corporation, a publicly traded company, and as the Executive Vice President and President of Nellcor Puritan Bennett's Hospital Business Division. In addition, Mr. Hays served on LeMaitre Vascular's Board of Directors from 2003 through 2005. Mr. Hays received a Masters Degree in business from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in physics from Elmhurst College.

"The Board is delighted to welcome Russ back, and we look forward to his help in taking the company to the next level," said George W. LeMaitre, Chairman and CEO, who added "Russ's knowledge of LeMaitre Vascular, combined with his exceptional track record in growing successful businesses, makes him an ideal member of our Board."

The Company expects that the appointment of Mr. Hays to its Board of Directors and Audit Committee will cause it to regain compliance with the Marketplace Rules of The Nasdaq Stock Market ("Nasdaq"). As previously announced, the voluntary resignation in August of Guido J. Neels as a director of the Company resulted in the Company's noncompliance with Nasdaq rules requiring that a majority of the Company's Board of Directors be independent and that the Company's Audit Committee be composed of three or more independent directors. Nasdaq rules allow such vacancies to be filled during a cure period. The appointment of Mr. Hays falls well within this cure period, and the Company expects that Nasdaq will find that the Company has regained compliance with its rules when Nasdaq reviews the matter in January 2008.

About LeMaitre Vascular

LeMaitre Vascular develops, manufactures, and markets medical devices for the treatment of peripheral vascular disease. The company's principal executive offices are located at 63 Second Avenue, Burlington, Massachusetts 01803.

Certain statements set forth above that are not clearly historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company's anticipation that it will regain compliance with Nasdaq Marketplace Rules. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge, these forward-looking statements are neither promises nor guarantees. The forward-looking statements made in this release are made only as of the date hereof, and the Company disclaims any intention or responsibility for updating predictions or expectations contained in this release.

CONTACT:
Aaron Grossman
Office: 781.221.2266
Investor Relations
LeMaitre Vascular, Inc.

SOURCE:
LeMaitre Vascular, Inc.